EXHIBIT 5.1

[Lowenstein Sandler LLP Letterhead]

August 16, 2017

Cancer Genetics, Inc.
201 Route 17 North, 2nd Floor
Rutherford, New Jersey 07070

Re: Shelf Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Cancer Genetics, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-3 (File No. 333-218229) (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, and the prospectus, dated June 5, 2017 (the “Prospectus”) and the prospectus supplement, dated August 16, 2017 (the “Prospectus Supplement”), filed with the Commission pursuant to Rule 424(b) of the rules and regulations of the Securities Act, relating to the issuance and sale by the Company of up to 5,653,333 shares of common stock, par value $0.0001 per share, of the Company (collectively, the “Shares”), including 1,320,000 shares that were issued on August 16, 2017 (the “Initial Shares”).

We understand that the Initial Shares have been issued and sold, and the remaining Shares are to be issued and sold, to Aspire Capital Fund, LLC (“Aspire”), as described in the Registration Statement, Prospectus and the Prospectus Supplement, pursuant to a Common Stock Purchase Agreement, dated as of August 14, 2017, between the Company and Aspire filed with the Commission as Exhibit 10.1 to the Current Report on Form 8-K to which this opinion is attached as Exhibit 5.1 (the “Purchase Agreement”).

In connection with this opinion, we have examined the Registration Statement, the Prospectus and the Prospectus Supplement. We also have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purpose of this opinion. We have assumed: (A) the genuineness and authenticity of all documents submitted to us as originals and (B) the conformity to originals of all documents submitted to us as copies thereof. As to certain factual matters, we have relied upon certificates of officers of the Company and have not sought independently to verify such matters.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the issuance and sale of the Shares has been duly authorized and, any Initial Shares that have been, and any remaining Shares that will be, issued and sold in the manner described in the Registration Statement, the Prospectus and the Prospectus Supplement and in accordance with the Purchase Agreement, are, and will be, respectively, validly issued, fully paid and non-assessable.

Our opinion is limited to the federal laws of the United States and to the Delaware General Corporation Law. We express no opinion as to the effect of the law of any other jurisdiction. Our opinion is rendered as of the date hereof, and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm therein and in the Prospectus and the Prospectus Supplement under the caption “Legal Matters.” In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ LOWENSTEIN SANDLER LLP